Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares March Cash Distribution

FORT WORTH, Texas, March 19, 2019 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $2,073,251.93 or $0.044482 per Unit, based primarily upon production during the month of January 2019, subject to certain adjustments by the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), for prior months. The distribution is payable April 12, 2019, to Unit Holders of record as of March 29, 2019.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,421,934 Mcf (2,691,038 MMBtu) for January 2019, as compared to 2,513,739 Mcf (2,793,043 MMBtu) for December 2018. Dividing revenues by production volume yielded an average gas price for January 2019 of $2.78 per Mcf ($2.51 per MMBtu), as compared to an average gas price for December 2018 of $2.66 per Mcf ($2.39 per MMBtu).

Hilcorp has advised the Trust that for the reporting month of January 2019, oil and gas production was accrued based on actual production volumes, including an estimate of $169,000 for non-operated revenue. For the month ended January 2019, Hilcorp reported to the Trust capital costs of $499,398, lease operating expenses and property taxes of $2,726,278 and severance taxes of $746,839.

Contact: San Juan Basin Royalty Trust

Compass Bank, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com        e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.